Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals Reports Estimated

Full-Year 2015 Total Revenue of $249.0 Million

PARSIPPANY, N.J., January 7, 2016 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced estimated EXPAREL® (bupivacaine liposome injectable suspension) and total revenues for the fourth quarter and full-year 2015.  These estimates, which are unaudited, are based on management’s preliminary financial analysis.

“We are pleased with the strong finish to 2015 and the preliminary revenues that benefited from a solid fourth quarter—seasonally the strongest period of the year for procedure volumes,” said Dave Stack, chief executive officer and chairman of Pacira. “We are excited to have achieved a resolution with the FDA at the end of the quarter. In 2016, we will refocus our efforts to bolster the Pacira brand through targeted clinical studies, strategic commercial initiatives, and healthcare provider and patient-focused programs that seek to support the EXPAREL and DepoFoam® pipelines, and additional expansion opportunities.”

Fourth Quarter 2015

•                  EXPAREL revenues were an estimated $67.2 million, compared to $59.0 million in the fourth quarter of 2014.

•                  Total revenues were an estimated $69.4 million, compared to $61.8 million in the fourth quarter of 2014.

Full-Year 2015

•                  EXPAREL revenues were an estimated $239.9 million, compared to $188.5 million in 2014.

•                  Total revenues were an estimated $249.0 million, compared to $197.7 million in 2014.

Pacira will provide final financial results and additional information on the fourth quarter and year-end 2015 performance in the earnings press release and conference call expected in late February.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia, was commercially launched in the United States in April 2012. EXPAREL and two other products have successfully utilized DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is currently indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain score with a decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at: http://www.exparel.com/hcp/pdf/EXPAREL_Prescribing_Information.pdf

Forward Looking Statements

Any statements in this press release about our future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the use of EXPAREL to additional indications and opportunities, including nerve block, oral surgery and chronic pain, as well as pediatrics, and the timing and success of any related clinical trials; the related timing and success of a United States Food and Drug

Administration supplemental New Drug Application; the outcome of the U.S. Department of Justice inquiry; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:	Media Contact:
Pacira Pharmaceuticals, Inc.	Pure Communications, Inc.
Jessica Cho, (973) 254-3574	Dan Budwick, (973) 271-6085